Exhibit 8.1

May 1, 2015

Ruthigen, Inc.

2455 Bennett Valley Road
Suite C116
Santa Rosa, California 95404

Re:  Tax Opinion in Connection with Filing of Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Ruthigen, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Pulmatrix Inc., a Delaware corporation (the “Company”), with and into Ruthigen Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of the Agreement and Plan of Merger dated as of March 13, 2015 by and among Parent, Merger Sub, and the Company (the “Merger Agreement”), each as described in the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed (without any independent investigation or review) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Date of certain written representations and covenants of Parent, Merger Sub, and the Company.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Company, Parent and Merger Sub, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of the Company, Parent and Merger Sub (the “Representation Letters”) and have assumed that such statements and representations are and will continue to be correct as of the Effective Time without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company, Parent and Merger Sub, including those set forth in the Representation Letters, and we have assumed (i) that the Representation Letters will be re-executed by appropriate officers as of the Effective Time, and (ii) that there will be no change in relevant law between the date hereof and the Effective Time.

May 1, 2015

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”‘), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters, could affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion, under current U.S. federal income tax law, that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) in the case of the U.S. holders (as defined in the Registration Statement) to which the section of the Registration Statement entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger” applies, no gain or loss will be recognized for U.S federal income tax purposes on the exchange pursuant to Section 2.3 of the Merger Agreement of either (i) Company Common Stock (as defined in the Merger Agreement) for Parent Common Stock (as defined in the Merger Agreement) or (ii) Company Outstanding Warrants (as defined in the Merger Agreement) for warrants to purchase shares of Parent Common Stock (as defined in the Merger Agreement).

Except as set forth above, we express no other opinion. This opinion is furnished to you solely for your benefit in connection with the Registration Statement and is not to be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Olshan Frome Wolosky LLP